Exhibit (e)(1)

JOHN HANCOCK FUNDS II

601 Congress Street

Boston, MA 02210

John Hancock Funds, LLC

601 Congress Street

Boston, MA 02199

Ladies and Gentlemen:

Pursuant to Section 10 of the Distribution Agreement dated as of October 17, 2005, as amended (the “Distribution Agreement”), between John Hancock Funds II (the “Trust”) and John Hancock Funds, LLC, please be advised that the Trust has established two new series of its shares, namely, John Hancock U.S. Strategic Equity Allocation Fund and John Hancock International Strategic Equity Allocation Fund (the “Funds”), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Funds.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

JOHN HANCOCK FUNDS, LLC		JOHN HANCOCK FUNDS II

By:	/s/Jeffrey H. Long	/s/Andrew G. Arnott
	Jeffrey H. Long	Andrew G. Arnott
	Chief Financial Officer	President

Dated: as of September 23, 2016